Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Pinnacle Financial Partners, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title (1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Debt	Subordinated Debt Securities (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Common stock, $1.00 par value per share (3)(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred stock, no par value (3)(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Depositary Shares (3)(5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants (6)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Units (7)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)
An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In reliance on and in accordance with Rules 456(b) and 457(r), Pinnacle Financial Partners, Inc. (the “Registrant”) is deferring payment of all of the registration fee.

(2)	The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement.
(3)
Debt securities, common stock, preferred stock and depositary shares may be issuable upon conversion or redemption of debt securities, preferred stock or depositary shares, as the case may be, or upon the exercise of warrants, in each case registered under this registration statement.

(4)
Common stock and preferred stock may be issued by the Registrant upon settlement of the units of the Registrant.  Common stock may be issued directly or upon conversion, exchange or exercise of debt securities, preferred stock, units or warrants.  Preferred stock may be issued directly or upon conversion, exchange or exercise of debt securities, units or warrants.

(5)
Depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the Registrant elects to offer to the public fractional interests in shares of preferred stock registered under this registration statement, depositary receipts will be distributed to those persons purchasing such fractional interests and the shares of preferred stock will be issued to the depositary under the applicable deposit agreement.

(6)
Warrants may represent rights to purchase debt securities, common stock, preferred stock or depositary shares of the Registrant or any combination of those securities, in each case registered under this registration statement.

(7)
Any registered securities may be sold separately or as Units with other registered securities. Units may consist of two or more securities in any combination, which may or may not be separable from one another.  Each unit will be issued under a unit agreement.